Exhibit 10.77

CLOSING AGREEMENT

(Eldridge Lakes Town Center)

THIS CLOSING AGREEMENT (this “Agreement”) made as of July 21, 2006 (the “Effective Date”), by and between A-S-K 41 ELDRIDGE-W. LITTLE YORK, L.P., a Texas limited partnership (“Seller”), and MB HOUSTON ELDRIDGE LAKES LIMITED PARTNERSHIP, an Illinois limited partnership (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller and Purchaser are parties to that certain letter agreement (as heretofore modified, amended and extended, the “LOI”) dated May 18, 2005, setting forth the basic terms and conditions pursuant to which Purchaser will purchase from Seller and Seller will sell to Purchaser certain real property and improvements, including, without limitation, the Property (as defined below).  Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the LOI;

WHEREAS, contemporaneously herewith, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Property (as defined below), upon and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Purchase and Sale.  Subject to the terms of this Agreement and the LOI, Seller hereby agrees to sell and convey, subject to the Permitted Encumbrances (as defined below), and Purchaser hereby agrees to purchase and pay for, notwithstanding the Permitted Encumbrances, the following property:

(a)           that certain tract of land and easement estates (collectively, the “Land”) situated in Harris County, Texas, as more particularly described on Exhibit A hereto, together with all rights and appurtenances pertaining to such Land, and all right, title and interest of Seller in and to (i) all streets, alleys, easements, and rights of way in, on, across, in front of, abutting or adjoining the Land; and (ii) all oil, gas and other minerals in, on or under the Land;

(b)           all improvements situated on the Land and all fixtures and other property affixed thereto (collectively, the “Improvements”);

(c)           any furniture, furnishings, equipment, systems, facilities and machinery, and conduits to provide life safety, heat, ventilation, air conditioning, electrical power, lighting, plumbing, security, gas, sewer and water thereto, to the extent owned by Seller and now located on or within the Land and the Improvements and used in connection therewith (collectively, the “Personal Property”);

(d)           all of Seller’s right, title and interest as landlord in the leases, as amended, described on Exhibit B hereto for space situated within the Land and Improvements (collectively, the “Leases”), and to the extent paid to Seller, all prepaid rents under the Lease applicable to the period from and after the Closing (as defined below), and security and other deposits under the Leases;

(e)           all of Seller’s right, title and interest (but without warranty as to assignability) in all written contracts (if any) relating solely to the improvement, maintenance or operation of, or the provision of services or supplies solely to, the Land or the Improvements (such as trash removal or elevator, HVAC or landscaping maintenance contracts, and development and common area maintenance agreements) (collectively, the “Service Contracts”);

(f)            all of Seller’s right, title and interest (but without warranty as to assignability) in any unexpired warranties, guaranties and bonds (including manufacturers’ warranties on Personal Property and contractors’ warranties for tenant finish work) (if any) attributable to the Improvements or Personal Property (the “Warranties”);

(g)           all of Seller’s right, title and interest (but without warranty as to assignability) in all governmental permits, licenses, certificates and authorizations, including, without limitation, water, wastewater and other utility rights, allocation, availability and/or capacity and certificates of occupancy, (if any) attributable to the Land, Improvements or Personal Property (the “Permits”);

(h)           all of Seller’s right, title and interest (but without warranty as to assignability) in and to all trade names (excluding, however, the name “NewQuest Properties”), logos and other intangible rights with respect to the Property (the “Intangibles”); and,

(i)            all of Seller’s right, title and interest (but without warranty as to assignability) in and to all escrow and impound accounts held by the Lender (as hereinafter defined) with respect to the Property (the “Impounds”).

The matters described in items (a) through (i) above are hereinafter collectively referred to as the “Property.”  To the extent that any of the personal property described in clause (c) above is owned by occupants of space at the Property or owned by any service provider pursuant to any of the Service Contracts or owned by a utility pursuant to one or more Permitted Encumbrances, it shall be excluded from the definition of the term Property and from the term Personal Property as used in this Agreement.

2.             Purchase Price.

(a)           The total purchase price (the “Purchase Price”) to be paid by Purchaser to Seller for the Property is SIXTEEN MILLION SIX HUNDRED THIRTY-THREE THOUSAND SEVEN HUNDRED TWENTY-THREE AND NO/100 DOLLARS ($16,633,723.00).  The Purchase Price is to be paid by Purchaser as follows:

(i)                                     The assumption by Purchaser and promise to pay, according to the terms and subject to the limitations on personal liability thereof, all principal and interest remaining unpaid as of the Effective Date on the Existing Indebtedness (hereinafter defined); and

(ii)                                  The balance of the Purchase Price (i.e., an amount equal to the Purchase Price less the principal balance owing on the Existing Indebtedness as of the Effective Date) shall be payable in cash or other immediately available funds at Closing as set forth herein below.

“Existing Indebtedness” means the indebtedness evidenced by that certain promissory note (as heretofore amended, extended or modified, the “Existing Note”) executed by Seller, originally payable to the order of JPMORGAN CHASE BANK, N.A. (ALender”), dated November 23, 2004, and being in the original principal amount of $8,100,000, such Existing Note having been assigned to Wells Fargo Bank, N.A., as Trustee for the Registered Holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Pass-Through Certificates, Series 2004-C3, by instrument filed for record under Clerk’s File No. Y371826 of the Official Public Records of Real Property of Harris County, Texas.  The Existing Note is secured, in part, by that certain Deed of Trust from Seller to Kim Sobieski, as Trustee for Lender, of even date with the Existing Note, filed for record under Clerk’s File No. Y082849 of the Official Public Records of Real Property of Harris County, Texas (as heretofore amended, extended or modified the AExisting Mortgage@) and encumbering the Property.  The Existing Note, the Existing Mortgage and all other documents, instruments and agreements evidencing or securing the Existing Indebtedness are hereinafter sometimes collectively referred to as the “Existing Loan Documents.”

(b)           The Purchase Price set forth in Section 2(a) above is the total price to be paid to Seller based upon the Existing Indebtedness being presently defeasible, and assuming Seller has paid all costs and expenses associated with the defeasance of the Existing Indebtedness.  Since the Existing Indebtedness on the Property is not defeasible as of the Effective Date, only a portion (the “Cash at Closing”) of the balance of the Purchase Price described in Section 2(a)(ii) above (that portion being $3,205,936.56) is being paid by Purchaser to Seller as of the Closing.  The difference between the balance of the Purchase Price described in Section 2(a)(ii) above and the Cash at Closing shall be referred to herein as the “Loan Earnout.”  The date upon which the Existing Indebtedness first becomes defeasible shall be referred to herein as the “Initial Defeasance Date.”  Seller shall have the option to designate an actual defeasance date (the “Designated Defeasance Date”), which Designated Defeasance Date must be no later than six (6) months following the Initial Defeasance Date, by providing Purchaser at least fifteen (15) business days prior written notice of such Designated Defeasance Date (the “Defeasance Notice”).  In the event Seller fails to designate a date within such six (6) month period, the Designated Defeasance Date shall be deemed to be the last day of such six (6) month period.  At least three (3) business days prior to the Designated Defeasance Date, Seller and/or Purchaser shall request and obtain a final defeasance closing statement (the “Defeasance Closing

Statement”), assuming a Designated Defeasance Date settlement date, from Commercial Defeasance LLC (“Commercial Defeasance”), 11121 Carmel Commons Blvd, Suite 250, Charlotte, NC 28226, (704) 248-2608, Attn: Joseph Parry.  Purchaser has previously approved the form of defeasance documents utilized by Commercial Defeasance and covenants and agrees to use its best efforts to cause the defeasance of the Existing Indebtedness to be completed on the Designated Defeasance Date.  Seller shall be solely responsible for all fees, expenses, penalties and other costs incurred in connection with such defeasance, including, without limitation, all legal and accounting fees associated with such defeasance.  Upon successful defeasance of the Existing Indebtedness, the total amount of Seller’s costs and expenses in connection with such defeasance, as reflected on the Defeasance Closing Statement, shall be released from the Loan Earnout Escrow to pay the costs of the defeasance, and all remaining Loan Earnout Escrow Funds in the Loan Earnout Escrow shall be released to Seller.  From and after the successful defeasance of the Existing Indebtedness and release of the Loan Earnout Escrow Funds, as provided hereinabove, Seller’s obligations pursuant to this Section 2(b) shall be satisfied, and Seller shall be released from any further liability for such costs and expenses.  Notwithstanding anything to the contrary contained herein or in the LOI, Purchaser shall be solely responsible for the payment of all principal and interest on the Existing Indebtedness after the Effective Date of this Agreement.

(c)           Pursuant to the provisions of the Loan Earnout Escrow Agreement referred to in Section 5(n) hereinafter, $5,923,405.70 (the “Loan Earnout Escrow Funds”) has been placed in escrow (the “Loan Earnout Escrow”) by Purchaser to secure the payment of the Loan Earnout.  The Loan Earnout Escrow Funds shall be placed in an interest bearing account, and all interest thereon shall be paid to Seler upon receipt thereof by the escrow holder.  Funds in the Loan Earnout Escrow shall be distributed as set forth hereinabove to satisfy the obligations of Seller under this Section 2 and Paragraph 1 of the LOI.

3.             Seller’s Deliveries.

Prior to the Effective Date, Seller has delivered to or made available to Purchaser, originals or true, correct, complete copies of the following:

(a)           a current title insurance commitment issued by American Title Company of Houston as agent on behalf of Chicago Title Insurance Company (“Title Company”), including copies of all recorded exceptions to title referred to therein (collectively, the “Title Commitment”), showing the status of title to the Land and Improvements according to the Title Company.  Purchaser and Seller agree that those exceptions shown on Exhibit F attached hereto shall be “Permitted Exceptions” hereunder;

(b)           Seller’s existing surveys of the Land and Improvements, together with updates of the same prepared in accordance with Purchaser’s instructions (collectively, the “Survey”);

(c)           a rent roll of the Property, together with copies of the Leases;

(d)           copies of all written Services Contracts, Warranties and Permits;

(e)           copies of any and all third-party inspection reports, including without limitation, soil tests, environmental studies, and engineering reports in Seller’s possession; but with no warranty as to the accuracy or completeness thereof; and,

(f)            copies of the Existing Loan Documents and any documents necessary to consummate the assignment by Seller, and assumption by Purchaser, of the Existing Indebtedness (collectively, the “Assumption Documents”).

4.             Investigation.  Prior to the Effective Date, Purchaser has had the opportunity to investigate the Property and all matters relevant to its acquisition, ownership and operation.

5.             The Closing.

The consummation of the transaction contemplated by this Agreement (the “Closing”) shall take place through an escrow with Chicago Title & Trust Company (the “Escrow Agent”) contemporaneously herewith.  Unless waived by the party entitled to the benefit thereof, the obligations of either party to close under this Agreement shall be subject to the performance by the other party of all of the material covenants, agreements and obligations required to be performed by such party under this Agreement on or before the Closing.  At the Closing, the following shall occur:

(a)           Seller shall deliver to Purchaser a duly executed and acknowledged Special Warranty Deed (collectively, the “Deed”) in substantially the form attached hereto as Exhibit C.

(b)           Seller and Purchaser shall execute and deliver a Bill of Sale, Assignment and Assumption of Contracts (“Bill of Sale”) in the form of Exhibit E hereto, conveying to Purchaser the Personal Property, Service Contracts, Warranties and Intangibles.

(c)           Purchaser shall pay the balance of the Purchase Price as provided in Section 2(b) hereof, and the parties shall execute settlement statements reflecting the Purchase Price and the prorations, adjustments and closing costs described in Section 6 hereof.

(d)           Seller and Purchaser shall enter into an Assignment and Assumption of Leases in substantially the form attached hereto as Exhibit D, whereby Seller shall deliver as provided in this Agreement and assign to Purchaser the landlord’s interest in the (i) Leases and (ii) any and all deposits under the Leases and not previously applied and whereby Purchaser shall assume all of the obligations of the landlord under the Leases arising from and after the Closing, including any obligation to account for the security deposits assigned to Purchaser.

(e)           Seller shall deliver to Purchaser originals (or to the extent originals are not in Seller’s possession, copies) of the Leases, Service Contracts,

Warranties, Permits, plans and specifications of the Improvements, tenant files and certificates of occupancy (if applicable) relating to the Property within Seller’s possession.

(f)            The parties shall execute a blank form written notice addressed to tenants under the Leases notifying such tenants of the acquisition of the Property by Purchaser, which shall be delivered to Purchaser at Closing.

(g)           Pursuant to the terms and conditions of this Agreement, possession of the Property shall be delivered to Purchaser at Closing.

(h)           Seller shall deliver to Purchaser all keys to all locks on the Property within Seller’s possession (or the possession of its agents).

(i)            Seller shall deliver to Purchaser a “non-foreign affidavit” acknowledging that Seller is not a nonresident alien within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

(j)            Seller and Purchaser shall each execute and deliver to the other party such disclosures as may be required by applicable law.

(k)           Seller shall deliver, or cause to be delivered, to Purchaser (or shall provide evidence that the Title Company is unconditionally prepared to issue to Purchaser) a TLTA Form B Owner’s Policy of Title Insurance (the “Title Policy”) with respect to the Property, together with those endorsements set forth in Section 6(l) of this Agreement, and insuring any appurtenant easements in the amount of the Purchase Price, insuring Purchaser’s fee simple title to the Property to be good and indefeasible subject to the terms of such Title Policy and the exceptions specified therein.

(l)            Each party shall deliver to the other party such documentary and other evidence as may be reasonably required by the Title Company including, without limitation, such documents evidencing its existence and/or good standing and the authority of the person or persons who are executing the various documents on its behalf in connection with this Agreement, and a certificate confirming such party’s representations and warranties and, in the case of Seller, Seller will execute customary affidavits of debts, liens, and possession required by the Title Company, including, including, without limitation, those required to limit any exception for “parties in possession” to the rights of tenants, as tenants only, under the Leases delivered to Purchaser in accordance with Section 3.

(m)          The Purchaser and NewQuest Properties shall execute and deliver to the other party a Leasing Agreement in form and substance reasonably acceptable to Purchaser and NewQuest Properties.

(n)           Each party shall execute and deliver to the other party the escrow agreement (the “Loan Earnout Escrow Agreement”) relating to the escrow of certain funds contemplated to be used to pay all costs, premiums and penalties to defease the

Existing Indebtedness, as contemplated by Section 2 hereof and Paragraph 1 of the LOI.

(o)           Each party shall execute and deliver to the other party such agreements as may be reasonably required as contemplated by Paragraph 17 of the LOI, including, to the extent applicable, any required REA or Sign Agreement contemplated therein.

(p)           Purchaser shall execute and deliver the Assumption Documents.

6.             Prorations.

(a)           Taxes.  General real estate and personal property taxes and assessments relating to the Property shall be prorated and shall be assumed at Closing by Purchaser.  The proration for such taxes and assessments shall be based upon, at Purchaser’s option, the greater of (i) one hundred ten percent (110%) of the most recently issued tax bill for the Property, or (ii) the estimated assessment for calendar year 2006 utilizing the local tax assessor’s method of assessment.  If the most recent tax bill is not for the current tax year, then the parties shall reprorate within thirty (30) days of the receipt of the tax bill for the current tax year.  Purchaser shall receive a credit at Closing equal to the prorated amount of such taxes through Closing.  Seller shall be responsible for all “roll-back” taxes assessed against the Property for any period before or after the Closing.  After Closing, Purchaser shall have sole authority to control the progress of, and to make all decisions with respect to, any proceedings for the reduction of the assessed valuation of the Property.  All net tax refunds and credits attributable to any period prior to the Closing Date which Seller has paid or for which Seller has given a credit to Purchaser shall belong to and be the property of Seller, provided, however, that any such refunds and credits that are the property of tenants under Leases shall be promptly remitted directly to such tenants.  All net tax refunds and credits attributable to any period subsequent to the Closing Date shall belong to and be the property of Purchaser.

(b)           Fixed, Minimum and Base Rents.  Subject to Section 6(g) below, Seller shall be entitled to fixed, minimum and base rents which are due or past due or not yet due but accrued under the terms of the Leases, prorated to 11:59 p.m. of the day prior to the Closing, regardless of when such payments are actually made.  At Closing, rents for the month of Closing will be prorated as provided below.  “Delinquent Amounts”, as defined in Section 6(j) below, shall be handled in the manner provided in Section 6(j) below).  All scheduled payments of fixed, minimum or base rents received by Seller or Purchaser for the month of Closing shall be prorated based upon the number of days in that month occurring before the Closing.  If, as of the Closing, any scheduled payment of fixed, minimum or base rents has not been paid by a tenant for the month of Closing (such amount being referred to as the “Current Unpaid Rent” for such tenant), than any subsequent payments made by such tenant after Closing shall first be applied to (but only to the extent of) the Current Unpaid Rent for such tenant.  If after the Closing, Seller receives any payment from a tenant with Current Unpaid Rent, Seller shall be entitled to retain from any such payment the amount of the Current

Unpaid Rent for such tenant (with the balance of any such payment being treated as a “Delinquent Amount” and disposed of pursuant to the provisions of Section 6(j) below, or if Purchaser receives any such payment from a tenant with Current Unpaid Rent, Purchaser shall promptly remit to Seller from any such payment the amount of the Current Unpaid Rent for such tenant (with the balance of any such payment being treated as a “Delinquent Amount” and disposed of pursuant to the provisions of Section 6(j) below.

(c)           Percentage Rents.  Any percentage rents due or paid under any of the Leases (“Percentage Rent”) shall be prorated between Purchaser and Seller outside of escrow as of the Closing Date on a LeaseBbyBLease basis, as follows;  (a) Seller shall be entitled to receive the portion of the Percentage Rent under each Lease for the Lease Year in which Closing occurs, which portion shall be the ratio of the number of days of said Lease Year in which Seller was Landlord under the Lease to the total number of days in the Lease Year, and (b) Purchaser shall receive the balance of Percentage Rent paid under each Lease for the Lease Year.  As used herein, the term “Lease Year” means the twelve (12) month period as to which annual Percentage Rent is owed under each Lease.  Upon receipt by either Seller or Purchaser of any gross sales reports (“Gross Sales Reports”) and any full or partial payment of Percentage Rent from any tenant of the Property, the party receiving the same shall provide to the other party a copy of the Gross Sales Report and a check for the other party’s proBrata share of the Percentage Rent within five (5) days of the receipt thereof.  In the event that the tenant only remits a partial payment, then the amount to be remitted to the other party shall be its proBrata share of the partial payment.  Nothing contained herein shall be deemed or construed to require either Purchaser or Seller to pay to the other party its proBrata share of the Percentage Rent prior to receiving the Percentage Rent from the tenant, and the acceptance or negotiation of any check for Percentage Rent by either party shall not be deemed a waiver of that party’s right to contest the accuracy or amount of the Percentage Rent paid by the tenant.

(d)           Utilities Charges and Deposits.  Water and sewer service charges, telephone, cable television and charges for all other utilities, including, without limitation, steam, electricity and gas shall be prorated to the date of Closing.  Seller shall cause all utility meters to be read on the Closing Date and Seller shall pay to Purchaser (or furnish evidence of prior payment) an amount equal to utility charges incurred or accrued up to the reading of such utility meters.  Seller shall retain the right to any security deposits on deposit with any utility companies, and Purchaser shall be required to deposit with any such utility companies security deposits for its own account.  If final readings and billings cannot be obtained as of the Closing Date, the final bills when received shall be prorated based upon the number of days Seller owned the Subject Properties in such final billing period.

(e)           Rent Concessions, Tenant Improvements and Commissions.  Purchaser shall be credited at Closing with the amount of any and all rent concessions (except for those, if any, that are reflected in Paragraph 18 and Paragraph 19 of the LOI, as to which no credit shall be given to Purchaser) given by Seller to any tenant of the Property for any period beyond the Closing Date.  Seller shall be responsible for all leasing commissions and all tenant improvement costs, refurbishment allowances and other tenant inducements, which relate to the Leases which were entered into by or on behalf of Seller or any prior owner of the Property prior to the Effective Date hereof, whether or not payment for such item is due before or after the Closing.  With respect to any Leases entered into after the Effective Date of this Agreement, Purchaser shall be responsible for any such expenses.

(f)            Lender Escrow Accounts and Impounds.  At Closing, Seller shall be credited for the full amount of any escrow accounts and impounds maintained by the Lender with respect to the Property, Seller’s interest in such escrow accounts and impounds having been assigned by Seller to Purchaser contemporaneously with the Closing.

(g)           Other Items of Expense or Receipt.  All other customarily prorated items of expense or receipt (excluding those items previously addressed in this Section 6 above) shall be prorated between the Seller and Purchaser as of the Closing, except to the extent certain expenses are payable by tenants under the Leases on a annual basis after Closing, in which event such expenses shall be not be prorated and shall be assumed in their entirety by Purchaser.  To the extent Purchaser will assume any obligations which are attributable to periods of time prior to the Closing Date, Purchaser shall receive a credit for such amount at Closing.  The Seller shall retain (and the Assignment of Leases shall reserve to Seller) all receivables from tenants for common area maintenance, taxes and insurance for 2006 and previous years and Seller shall have the right to pursue and collect such receivables from all tenants after the Closing; provided, Seller shall have no right to sue any current tenant under the Leases.  Purchaser shall cooperate with Seller in the collection of such receivables.  Purchaser shall have no obligation to take any enforcement action, but if any such amounts are paid to Purchaser, they shall be paid immediately to Seller by Purchaser.  If the apportionment of any payments relating to common area maintenance charges for calendar year 2006 (which have, as of the Closing, been billed, but not collected, by Seller) received by Purchaser after the date of Closing from a tenant under any of the Leases on account of periods prior to Closing and on account of sums which are attributable to expenses incurred by the lessor/landlord for periods of time prior to Closing (and which are not reimbursed or credited by Purchaser to Seller pursuant to any other provision of this Agreement), cannot be precisely determined at the time of Closing, such sums shall be apportioned on a cash basis at closing pro-rata between Purchaser and Seller on a per diem basis as of the date of Closing.  A post closing adjustment shall be made, if necessary, between Purchaser and Seller for such apportioned items (including specifically, without limitation, the payment by Purchaser to Seller of common area maintenance charges for calendar year 2006 to the extent collected by Purchaser from and after the Closing Date) within thirty (30) days after the sums can be precisely determined. The provisions hereof shall expressly survive the Closing.  Except with respect to items prorated at the Closing, Seller shall be responsible for payment of any and all bills or charges incurred on or prior to the Closing for work, services, supplies or materials relating to the Property, and Purchaser shall be responsible for payment of any and all bills or charges incurred after the Closing for work, services, supplies or materials relating to the Property for which

Purchaser has engaged the party performing or delivering such items or has expressly assumed such obligations pursuant to an express provision herein or in a separate document executed at Closing.

(h)           Adjustments.  Prorations shall be accomplished by an adjustment in the Purchase Price due Seller on the Closing, except as otherwise expressly provided in this Agreement.

(i)            Post-Closing Adjustments.  Seller and Purchaser shall, on or before the Closing, agree upon and furnish to the Escrow Agent an agreed schedule of the foregoing prorations. To the extent possible, the amount of any adjustment described in this section shall be estimated and paid at the Closing based upon the best information available to Purchaser and Seller at the time, and shall be adjusted as soon thereafter as may be reasonably practicable when final billings are available or when such amounts may be determined with reasonable certainty.  In the event any adjustments pursuant to this Section 6 are, subsequent to Closing, found to be erroneous, then either party hereto who is entitled to additional monies shall invoice the other party for such additional amounts as may be owing, and such amount shall be paid within ten (10) days from receipt of the invoice.  This covenant shall expressly survive Closing.

(j)            Collections and Application of Payments after the Closing.  After the Closing, Purchaser shall bill the tenants for all amounts due under Leases, including amounts accruing prior to the Closing but only with respect to the calendar year of Closing.  Any amounts or charges payable by the tenants on or after the Closing with respect to which Seller is entitled to receive a share under this Agreement, which are not paid within thirty (30) days after the due date, and any amount due and owing Seller before the Closing by tenants under the Leases which are unpaid as of the Closing, are collectively herein called “Delinquent Amounts”.  Notwithstanding the foregoing or any direction from tenants to the contrary, (i) Current Unpaid Rent shall not be considered to be a Delinquent Amount for purposes of this Section 6(j), and (ii) rental and other payments received by Purchaser or Seller from the tenants (other than Current Unpaid Rent, which shall be handled in the manner provided in Section 6(b) above) shall be first applied toward rent and other charges (including, without limitation, costs of collection) due for any period after Closing, then toward Delinquent Amounts for periods prior to the calendar month of Closing, and any excess monies received shall be applied toward any other amounts due to Purchaser.

(k)           Service Contract Charges.  Amounts due and payable under any Service Contract assigned to Purchaser at Closing shall be prorated as of the Closing, and, at the Closing, Seller or Purchaser, as the case may be, shall pay to the other any amount required as a result of such adjustment, and this covenant shall not merge with the deed delivered hereunder but shall survive the Closing.

(l)            Closing Costs.  Any escrow fee and expenses charged by the Title Company shall be paid equally by Seller and Purchaser.  Seller shall pay (i) all costs for the Title Commitment and the basic premium for the Title Policy; (ii) all costs for title curative matters to the extent required by this Agreement or the LOI; (iii) its share of the prorations described above, (iv) one-half (1/2) of the costs of the updated Survey, and (v) all fees and expenses incurred in connection with the assumption by Purchaser of the Existing Indebtedness, including, without limitation, all legal and accounting fees associated with such assumption.  Purchaser shall pay (i) the cost of recording the Deed for the Real Property; (ii) one-half (1/2) of the costs of the updated Survey; (iii) all premiums for any modifications or endorsements to the Title Policy, including any premium charged to obtain the T-19.1, T-23 and T-25 Endorsements and the “shortages in area” deletion and any inspection fee imposed by the Title Company in order to issue the Title Policy without any exception for rights of parties in possession (except for rights of tenants under written leases described in the certified rent roll to be delivered by Seller to Purchaser at Closing); and (iv) its proportionate share of the prorations described above.  Each party shall be responsible for the payment of its own attorneys’ fees incurred in connection with this Agreement and all other expenses which such party incurs.  Additionally, any expenses, charges and fees of closing, not specifically allocated herein or incurred by a specific party, shall be borne by the parties in accordance with general custom in the county where the Property is located, or, if no such custom exists, shall be borne equally between the parties.

(m)          Survival.  Unless otherwise expressly provided herein, this Section 6 shall survive until the first anniversary of the Closing.

7.             Remedies; Post-Closing Defaults.  Notwithstanding anything to the contrary contained herein, if after the Closing a party (the “Defaulting Party”) breaches an obligation under this Agreement which is expressly stated to survive the termination of this Agreement or the Closing, as the case may be, the Defaulting Party shall be liable to the other party (the “Non-Defaulting Party”) for the actual damages incurred by the Non-Defaulting Party as a direct result of such breach, subject to the terms and provisions contained herein.  The Non-Defaulting Party shall also have the right to pursue any remedy available to it in law or in equity in the event of a breach by the Defaulting Party of any covenant or agreement contained herein.  However, in no event shall the Non-Defaulting Party be entitled to recover from the Defaulting Party any punitive, consequential or speculative damages.

8.             Real Estate Commissions.

Each party hereto represents to the other that it has not authorized any broker or finder to act on its behalf in connection with the sale and purchase of the Property and that such party has not dealt with any broker or finder purporting to act on behalf of any other party.  Each party hereto agrees to indemnify and hold harmless the other party from and against any and all losses, liens, claims, judgments, liabilities, costs, expenses or damages (including reasonable attorneys’ fees and disbursements and court costs) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made or dealing by such party or on its behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby.

9.             Notice.

Any notice required hereunder must be given in writing (by a party or by such party’s attorney), sent by (a) personal delivery, (b) overnight delivery service with proof of delivery, (c) United States Postal Service, postage prepaid, registered or certified mail, return receipt requested, or (d) telecopy, except as otherwise expressly provided in this Agreement, addressed as follows:

If to Purchaser:

MB HOUSTON ELDRIDGE LAKES LIMITED PARTNERSHIP

2901 Butterfield Road

Oak Brook, Illinois  60523

Attn: Lori Faust

Telephone: (630) 218-8000

Telecopy: (630) 645-7242

With a copy to:

The Inland Real Estate Group, Inc.

2901 Butterfield Road

Oak Brook, Illinois 60523

Attn: Dennis K. Holland, Associate Counsel

Telephone: (630) 218-8000

Telecopy: (630) 218-4900

If to Seller:

8807 W. Sam Houston Pkwy. North

Suite 200

Houston, Texas  77040

Attn:  Steven D. Alvis

Telephone:  (281) 477-4310

Telecopy:  (281) 477-4311

with a copy to:

Nathan Sommers Jacobs

A Professional Corporation

2800 Post Oak Boulevard, 61st Floor

Houston, Texas 77056

Attention: Louis B. Sullivan III, Esq.

Telephone: (713) 892-4830

Telecopy: (713) 892-4840

Any such notice shall be deemed to have been given and received either, in the case of personal delivery, at the time of personal delivery; in the case of delivery service, as of the date of the first attempted delivery at the address and in the manner provided herein; in the case of mailing, the earlier of actual receipt or three (3) business days after depositing with the U.S. Postal Service; or in the case of telecopy, upon transmission; provided, however, that if the last date permitted for notice shall be the business day before the Closing or the Closing, then such notice must be given so that it is actually received on such day.  E-mail or electronic mail is not sufficient notice.

10.           Post Closing Obligations.

(a)           Development of Adjacent Tract.  It is understood and agreed by Purchaser and Seller that Seller (or an affiliate of Seller) owns an additional parcel of land (the “Adjacent Tract”) comprised of approximately 4.8594 acres located adjacent to the Property.  At the request of Seller, Purchaser agrees to consent to the addition of the Adjacent Tract into the property covered by that certain Reciprocal Easement Agreement and Declaration of Restrictions and Covenants (the “Declaration”), dated December 20, 2002, and recorded under Clerk’s File No. W311088 of the Official Records of Real Property of Harris County, Texas (and at Seller’s request any other restrictive covenants or reciprocal easement agreements affecting the Property), and to cooperate in good faith with Seller (including executing, delivering or recording any documents so required) to cause such Adjacent Tract to be added to the property covered by the Declaration (or other such agreements).  In connection with such addition or grant of easements, and thereafter, with respect to any consent required by Purchaser as owner under the Declaration, no consent or joinder by Purchaser’s lender(s), if any, shall be required with respect to such addition, grant or consent.  Seller may file a memorandum in the Real Property Records of Harris County, Texas, setting forth the agreement contained herein. The provisions of this Section 10(a) shall automatically expire, and be of no further force and effect, upon the earlier to occur of (i) five years from the Effective Date of this Agreement, and (ii) the date that the addition of the Adjacent Tract has been completed.  Purchaser further covenants and agrees that Seller (or its affiliate) shall be, and Seller hereby reserves to itself (or its affiliate) the right to be, the Approving Party under the Declaration with respect to the Adjacent Tract.

(b)           Pylon Signs.  Purchaser agrees to cooperate in good faith with Seller (or any partnership which Seller or its affiliates control) to allow Seller (or such controlled partnership) to utilize any available (meaning that Purchaser (or the Partnership) does not need any such unused sign panel(s) for vacant space(s) in the Property) space(s) on pylon or monument signs within the Property for use in connection with the Adjacent Tract.

11.           Attorney’s Fees and Legal Expenses.

In the event that either party hereto institutes any action or proceeding in court to enforce or interpret any provision hereof or for damages by reason of any alleged breach of any provision of this Agreement or for any other judicial remedy, the prevailing party shall be entitled to receive from the losing party all reasonable attorneys’ fees and disbursements and all court costs in connection with said proceedings.

12.           Section Headings; Other Terms.

The section headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several paragraphs hereof.  The words “herein,” “hereof,” “hereto,” “hereunder,” and others of similar import refer to the Agreement as a whole and not to any particular section, subsection or clause contained in this Agreement.  The singular of a term shall include the plural and the plural shall include the singular.  The terms “includes” and “including” are not limiting.

13.           Entire Agreement.

The LOI and this Agreement embodies the entire agreement between the parties hereto relating to the subject matter hereof and supersedes any prior understandings or written or oral agreements between the parties concerning the Property.  Further, this Agreement cannot be varied, modified, amended, altered or terminated except by the written agreement of the parties.

14.           Applicability.

The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns, except as expressly set forth herein.

15.           Exhibits.

All exhibits and schedules described herein and attached hereto are fully incorporated into this Agreement by this reference for all purposes.

16.           Applicable Law.

THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAW.

17.           Counterparts.

This Agreement may be executed in counterparts, all such executed counterparts shall constitute the same agreement, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

18.           Facsimile Signatures.

In order to expedite the transaction contemplated herein, telecopied signatures may be used in place of original signatures on this Agreement.  Seller and Purchaser intend to be bound by the signatures on the telecopied document, and are aware that the other party will rely on the telecopied signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based upon the form of signature.  If telecopied signatures are delivered, Seller and Purchaser will each forward original counterpart signatures to the other promptly after delivery of the telecopied signatures as set forth herein.

19.           Business Day.

As used herein, the term “business day” shall mean all days, excluding Saturdays, Sundays and all days observed by either the State of Texas or the Federal Government as legal holidays.  In the event that any date for performance falls on a day other than a business day, then performance shall be postponed until the next business day.

20.           Strict Performance.

It is specifically agreed that “time is of the essence” as to all matters provided for in this Agreement.

21.           Additional Notices.

(a)           If the Property is situated in a utility or other statutorily created district providing water, sewer, drainage, or flood control facilities and services, Chapter 49 of the Texas Water Code requires Seller to deliver and Purchaser to sign the statutory notice relating to the tax rate, bonded indebtedness, or standby fee of the district prior to final execution of this Agreement.

(b)           If the Property is located outside the limits of a municipality, Seller notifies Purchaser under Section 5.011, Texas Property Code, that the Property may now or later be included in the extraterritorial jurisdiction of a municipality and may now or later be subject to annexation by the municipality.  Each municipality maintains a map that depicts its boundaries and extraterritorial jurisdiction. To determine if the Property is located within a municipality’s extraterritorial jurisdiction or is likely to be located within a municipality’s extraterritorial jurisdiction, contact all municipalities located in the general proximity of the Property for further information.

22.           Conflict with LOI.

This Agreement is being entered into pursuant to and in accordance with the terms and provisions of the LOI.  The LOI shall survive the execution of this Agreement.  In the event of a direct conflict between the terms of this Agreement and the terms of the LOI, the LOI shall control.  Notwithstanding the forgoing, the matters set forth in Section 2 of this Agreement are meant to be construed in conjunction with the LOI and neither document shall control over the other with respect to such Section 2.

23.           Ratification/Clarification of LOI.  The parties hereby acknowledge and agree that Seller should have been a party to the LOI in place of A-S 41A Eldridge Lakes II, L.P.  Seller hereby ratifies the terms and provisions of the LOI with respect to the sale of the Property.

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IN WITNESS WHEREOF, this Agreement is executed in multiple originals by Seller and Purchaser.

SELLER:

A-S-K 41 ELDRIDGE-W. LITTLE YORK, L.P., a Texas limited partnership

By:

A-S-K 41, L.C., a Texas limited liability company, its general partner

By:	/s/ Steven D. Alvis
Steven D. Alvis
Member-Manager

IN WITNESS WHEREOF, this Agreement is executed as of the Effective Date by Purchaser.

PURCHASER:

MB HOUSTON ELDRIDGE LAKES LIMITED PARTNERSHIP, an Illinois limited partnership

By:	MB Houston Eldridge Lakes GP, L.L.C., a Delaware limited liability company, its general partner

	By:	Minto Builders (Florida), Inc., a Florida corporation, its sole member

		By:	/s/	Debra A. Palmer
		Name:		Debra A. Palmer
		Title:		Assistant Secretary